UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
NaviSite, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐   Fee paid previously with preliminary materials.
☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Thursday, December 11, 2008
PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE AND BOARD MATTERS
MANAGEMENT
EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2008
DIRECTOR COMPENSATION FOR FISCAL 2008
ADDITIONAL INFORMATION

400 Minuteman Road
Andover, Massachusetts 01810

November 19, 2008

Dear NaviSite Stockholders:

I am pleased to invite you to attend the 2008 Annual Meeting of Stockholders of NaviSite, Inc. to be held on Thursday, December 11, 2008 at 9:00 a.m., local time, at the Marriott Boston Cambridge hotel located at Two Cambridge Center, 50 Broadway, Cambridge, MA 02142.

Specific details regarding admission to the meeting and the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials, as well as the enclosed Annual Report to Stockholders for the fiscal year ended July 31, 2008. NaviSite’s Board of Directors recommends that you vote in favor of each of the director nominees and for the other proposal set forth in the Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will ensure that your shares are represented and voted at the Annual Meeting by completing and returning the enclosed proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

Thank you for your continued support.

Sincerely,

Arthur P. Becker
Chief Executive Officer and President

NAVISITE, INC.
400 Minuteman Road
Andover, MA 01810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, December 11, 2008

To the Stockholders of NaviSite, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), will be held on Thursday, December 11, 2008 at 9:00 a.m., local time, at the Marriott Boston Cambridge hotel located at Two Cambridge Center, 50 Broadway, Cambridge, MA 02142, to consider and act upon the following matters:

(1) To elect Andrew Ruhan, Arthur P. Becker, James Dennedy, Thomas R. Evans and Larry Schwartz, the current members of the Board of Directors of NaviSite, to serve for an additional one-year term;

(2) To ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2009; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

A copy of NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2008, which contains consolidated financial statements and other information of interest to stockholders, is included with this Notice and Proxy Statement.

Admission of stockholders to the Annual Meeting will be on a first-come, first-served basis, and picture identification will be required to enter the Annual Meeting. An individual arriving without picture identification will not be admitted unless it can be verified that the individual is a NaviSite stockholder. Use of cameras, cellular phones, recording equipment and other electronic devices will not be permitted at the Annual Meeting. NaviSite reserves the right to inspect any persons or items prior to their admission to the Annual Meeting.

Only stockholders of record as of the close of business on Monday, October 20, 2008 are entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Thomas b. rosedale
Secretary

Andover, Massachusetts
November 19, 2008

YOUR VOTE IS IMPORTANT.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED RETURN ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NAVISITE, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held On Thursday, December 11, 2008

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NaviSite, Inc., a Delaware corporation (“NaviSite”), for use at NaviSite’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, December 11, 2008 at 9:00 a.m., local time, at the Marriott Boston Cambridge hotel, Two Cambridge Center, 50 Broadway, Cambridge, MA 02142 and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”).

The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2008 (the “2008 Annual Report”) are being mailed to stockholders on or about November 21, 2008. NaviSite’s principal executive offices are located at 400 Minuteman Road, Andover, Massachusetts 01810 and its telephone number is (978) 682-8300.

Solicitation

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by NaviSite. NaviSite may engage a paid proxy solicitor to assist in the solicitation. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of NaviSite’s common stock, $.01 par value per share (the “Common Stock”), held in their names. In addition to the solicitation of proxies by mail, NaviSite’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews. NaviSite will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

Record Date, Voting Securities and Votes Required

Only holders of record of Common Stock and NaviSite’s Series A Convertible Preferred Stock (the “Preferred Stock”) as of the close of business on Monday, October 20, 2008 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting and any adjournments thereof. On the Record Date, NaviSite had approximately 36,344,320 shares of Common Stock and 3,386,285 shares of Preferred Stock issued and outstanding and entitled to be voted. The holders of Common Stock and Preferred Stock are entitled to one vote for each share held as of the Record Date on any proposal presented at the Annual Meeting.

A majority of the shares of Common Stock and Preferred Stock issued and outstanding, collectively, and entitled to be voted at the Annual Meeting will constitute a quorum at the Annual Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock present or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2009 (Proposal No. 2).

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors (Proposal No. 1), which requires a plurality of the votes cast, or the ratification of the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm (Proposal No. 2), which requires an affirmative vote of a majority of the shares of Common Stock and Preferred Stock, collectively, present or represented by proxy and voting on the matter.

An automated system administered by NaviSite’s transfer agent tabulates the votes. The votes on each matter are tabulated separately.

To vote by mail, complete, date and sign the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Proxies

Voting By Proxy

Voting instructions are included on your proxy card. If you properly complete, sign and date your proxy card and return it to us (in the postage prepaid envelope provided) in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you sign and timely return your proxy card but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted for each of such proposals and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment of the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by:

•	Notifying NaviSite’s Secretary in writing at the principal executive offices of NaviSite located at 400 Minuteman Road, Andover, MA 01810, Attention: Secretary, before the Annual Meeting that you have revoked your proxy; or

•	Attending the Annual Meeting and voting in person at the Annual Meeting.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or 2008 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Investor Relations Department, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, telephone: (978) 682-8300. If you want to receive separate copies of the Proxy Statement or 2008 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact NaviSite at the above address and telephone number.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2008 (unless otherwise indicated), with respect to the beneficial ownership of Common Stock and Preferred Stock by the following:

•	each person known by NaviSite to beneficially own more than 5% of the outstanding shares of Common Stock or Preferred Stock;

•	each of NaviSite’s directors;

•	our Chief Executive Officer, our Chief Financial Officer, our two other most highly compensated executive officers and an additional former executive officer who would have been among the three most highly compensated executive officers if she had been serving as an executive officer at the end of fiscal year 2008 (together, the “Named Executive Officers”); and

•	all of the current executive officers and directors as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, NaviSite believes that each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by them (or shares such power with his or her spouse). Under such rules, shares of restricted stock, shares of Common Stock issuable under options that are currently exercisable or exercisable within 60 days after September 30, 2008 (“Presently Exercisable Options”) and shares of our Common Stock issuable under warrants that are currently exercisable, or exercisable within 60 days after September 30, 2008 (“Presently Exercisable Warrants”) are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.

The percentage ownership of Common Stock of each person or entity named in the following table is based on 36,342,792 shares of Common Stock outstanding as of September 30, 2008, plus any shares subject to Presently Exercisable Options and shares subject to Presently Exercisable Warrants held by such person.

The percentage ownership of Preferred Stock of each person or entity named in the following table is based on 3,386,285 shares of Preferred Stock outstanding as of September 30, 2008.

	Amount and Nature of
	Beneficial Ownership
	Number of		Percentage	Number of	Percentage of
Name and Address of Beneficial Owner	Common Shares		of Common Stock	Preferred Shares	Preferred Stock

5% Stockholders
Atlantic Investors, LLC	13,841,028	(1)	38.1%	—	—
20 East 66th Street New York, NY 10021
Janus Capital Management LLC	4,082,677	(2)	11.2%	—	—
151 Detroit Street Denver, CO 80206
netASPx Holdings, Inc.	—		—	3,119,185 (3)	92.1%
c/o GTCR Golder Rauner, LLC 6100 Sears Tower Chicago, IL 60606
Silver Point Capital Fund, L.P., Silver Point Capital Offshore Fund, Ltd. and SPCP Group III LLC	1,870,731(4)		5.1%	—	—
c/o Silver Point Capital, L.P. Two Greenwich Plaza, 1st Floor Greenwich, CT 06830
Directors and Named Executive Officers
Andrew Ruhan	95,750	(5)	*	—	—
Arthur P. Becker	1,759,786	(6)	4.7%	—	—
James Dennedy	130,750	(7)	*	—	—
Thomas R. Evans	160,750	(8)	*	—	—
Larry Schwartz	130,750	(7)	*	—	—
James W. Pluntze	445,125	(9)	1.2%	—	—
Mark Clayman	397,083	(10)	1.1%	—	—
Nasir Cochinwala	339,646	(11)	*	—	—
Monique Cormier (12)	—		—	—	—
All current executive officers and directors as a group (7 persons)	3,119,994	(13)	8.1%	—	—

*	Less than 1%.

(1)	Based on information provided by Atlantic Investors, LLC in its Amendment No. 10 to Schedule 13D dated June 18, 2008 filed with the SEC. Atlantic Investors, LLC is controlled by two managing members, Unicorn Worldwide Holdings Limited and Madison Technology LLC. Unicorn Worldwide Holdings Limited is jointly controlled by its Board members, Simon Cooper and Simon McNally. Mr. Becker is the managing member of Madison Technology LLC. Messrs. Cooper and McNally for Unicorn Worldwide Holdings Limited and Mr. Becker for Madison Technology LLC share voting and investment power over the securities held by Atlantic Investors, LLC. Mr. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC. Atlantic Investors, LLC has informed us that the 13,841,028 shares of our Common Stock it currently holds are the only shares of our Common Stock currently held by them. Atlantic Investors, LLC, in managing its liquidity requirements from time to time, may pledge shares of Common Stock as collateral to lenders; these arrangements are generally structured to preserve for Atlantic Investors, LLC beneficial ownership in the pledged securities.

(2)	Based on information provided by Janus Capital Management LLC (“Janus Capital”) in its Amendment No. 1 to Schedule 13G dated February 14, 2008 filed with the SEC. Janus Capital is a registered investment adviser, furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, the “Managed Portfolios”). As a result of its role as investment adviser or sub adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 4,082,677 shares of Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.
(3)	netASPx Holdings, Inc. is owned by GTCR Fund VI, LP, GTCR VI Executive Fund, LP and GTCR Associates VI, LP. GTCR Partners VI LP is the General Partner of the three aforementioned funds. The General Partner of GTCR Partners VI, LP, is GTCR Golder Rauner, LLC.
(4)	Based solely on information provided by Silver Point Capital, L.P. (“Silver Point”) in its Schedule 13G dated May 21, 2008 filed with the SEC. Includes 1,200,131 shares of Common Stock issuable upon exercise of Presently Exercisable Warrants. Silver Point is the investment manager of Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore Fund”). Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point. SPCP Group III LLC is an affiliate of Silver Point and Management (via common ownership). Each of Mr. Edward Mule and Mr. Robert O’Shea is a member of Management and has voting and investment power with respect to the shares of Common Stock held by the Fund and the Offshore Fund. Silver Point, Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the shares of Common Stock held by the Fund and the Offshore Fund, except to the extent of any pecuniary interest.
(5)	Consists of 15,750 shares of restricted stock and 80,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Excludes 13,841,028 shares of Common Stock owned by Atlantic Investors, LLC and 426,134 shares of Common Stock owned by Global Unicorn Worldwide Holdings S.A.R.L., a wholly owned subsidiary of Unicorn Worldwide Holdings Limited, with respect to all of which Mr. Ruhan disclaims beneficial ownership. Mr. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC.
(6)	Includes 408,640 shares of restricted stock, 213,067 shares of Common Stock owned by Madison Technology LLC and 1,103,125 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Mr. Becker disclaims personal pecuniary interest in 60,000 shares of Common Stock held by Madison Technology LLC for the benefit of his children. Excludes 13,841,028 shares of Common Stock owned by Atlantic Investors, LLC with respect to which Mr. Becker disclaims beneficial ownership. Mr. Becker is the managing member of Madison Technology LLC, a managing member of Atlantic Investors, LLC.
(7)	Consists of 15,750 shares of restricted stock and 115,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(8)	Includes 15,750 shares of restricted stock and 95,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(9)	Includes 180,750 shares of restricted stock and 249,375 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(10)	Consists of 120,000 shares of restricted stock and 277,083 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(11)	Includes 90,000 shares of restricted stock and 233,749 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Mr. Cochinwala resigned from NaviSite effective October 6, 2008.
(12)	Ms. Cormier served as NaviSite’s General Counsel, Vice President and Secretary until her resignation, which was effective June 20, 2008.
(13)	Includes 772,390 shares of restricted stock, 213,067 shares of Common Stock owned by Madison Technology LLC and 2,034,583 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Excludes 13,841,028 shares of Common Stock owned by Atlantic Investors, LLC with respect to which Messrs. Ruhan and Becker disclaim beneficial ownership, and 426,134 shares of Common Stock owned by Global Unicorn Worldwide Holdings S.A.R.L. with respect to which Mr. Ruhan disclaims beneficial ownership.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to NaviSite’s By-Laws, all of the directors are elected at each annual meeting of stockholders and hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The By-Laws further provide that the number of directors shall be determined from time to time by resolution of the Board of Directors or by the holders of shares representing a majority of the votes entitled to be cast by all stockholders in any annual election of directors.

The Board of Directors currently has five members. The current members of the Board of Directors are Messrs. Andrew Ruhan, Arthur P. Becker, James Dennedy, Thomas R. Evans and Larry Schwartz.

The Board of Directors proposes and recommends that the five nominees named below be elected as directors of NaviSite. The persons named as proxies will vote to elect the five nominees named below as directors of NaviSite unless the proxy card is marked otherwise. Each nominee is presently serving as a director, has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Biographical and certain other information concerning NaviSite’s nominees for re-election to the Board of Directors, each of whom is presently serving as a director, is set forth below. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of September 30, 2008, appears above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Nominees for Election to the Board of Directors

Andrew Ruhan, age 46, has served as Chairman of the Board of NaviSite since September 2002. Mr. Ruhan is also a Managing Director of Bridgehouse Capital, a London-based private equity investment advisory firm. From 2000 to 2003, Mr. Ruhan served as Chief Executive Officer of ClearBlue Technologies, Inc. (“CBT”), a managed service provider and a predecessor-in-interest to Atlantic Investors, LLC.

Arthur P. Becker, age 58, has served as a director of NaviSite since September 2002 and its Chief Executive Officer and President since February 2003. From 2000 to 2003, Mr. Becker served as Vice Chairman and a director of CBT, a predecessor-in-interest to Atlantic Investors, LLC. Mr. Becker is also a co-founder of Atlantic Investors, LLC, a holder of approximately 38% of the outstanding shares of Common Stock as of the Record Date. Since 1999, Mr. Becker has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies. Madison Technology LLC is a managing member of Atlantic Investors, LLC.

James Dennedy, age 43, has served as a director of NaviSite since January 2003. Since April 2008, Mr. Dennedy has been a principal and Chief Investment Officer of Arcadia Capital Advisors, LLC, a capital management and advisory services company. From September 2007 until April 2008, Mr. Dennedy was Managing Partner of Hamilton-Madison Group, LLC, a capital management and corporate development company. From November 2004 until August 2007, Mr. Dennedy was the President and Chief Executive Officer of Engyro Corporation, an enterprise systems and network management company. From September 2003 until November 2004, Mr. Dennedy served as a Managing Partner of Mitchell-Wright, LLC, a technology buy-out and investment company. Mr. Dennedy is also a director of Entrust, Inc. and I-many, Inc.

Thomas R. Evans, age 54, has served as a director of NaviSite since October 2003. Since June 2004, Mr. Evans has been the Chief Executive Officer and President of Bankrate, Inc., an Internet-based consumer banking marketplace. Mr. Evans also serves on the Board of Directors of Bankrate, Inc. From September 2002 to June 2004, Mr. Evans was a private investor and consultant. Mr. Evans is also a director of Future Fuel Corp.

Larry Schwartz, age 45, has served as a director of NaviSite since May 2003. Since August 2004, Mr. Schwartz has served as the Chief Executive Officer of Bridgehouse Marine Limited, a company that acquires and manages companies providing marine services to the telecommunications and energy industries. In January 2004, Mr. Schwartz founded The Wenham Group, a private equity investment firm. From May 2000 to December 2003, Mr. Schwartz was the Senior Vice President and Chief Restructuring Officer for Genuity Inc., where Mr. Schwartz also served as a member of Genuity’s senior management committee.

The Board of Directors recommends a vote FOR the election of the above-named nominees as directors of NaviSite.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as NaviSite’s independent registered public accounting firm to audit NaviSite’s financial statements for the fiscal year ending July 31, 2009. KPMG LLP has audited the financial statements of NaviSite for each fiscal year since NaviSite’s inception. If the stockholders do not ratify the selection of KPMG LLP as NaviSite’s independent registered public accounting firm, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in NaviSite’s and its stockholders’ best interests. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Board of Directors has determined that each of Messrs. James Dennedy, Thomas Evans and Larry Schwartz, constituting a majority of the directors of NaviSite, is an independent director as defined in the rules of The Nasdaq Stock Market, and none of Messrs. Dennedy, Evans and Schwartz has a material relationship with NaviSite other than by virtue of his service on the Board of Directors.

Board and Committee Meetings

The Board of Directors held 4 meetings during the fiscal year ended July 31, 2008. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which he served. NaviSite strongly encourages all directors to attend the annual meeting of stockholders. All members of the Board of Directors attended the 2007 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has designated two principal standing committees, an audit committee (the “Audit Committee”) and a Governance, Nominating and Compensation committee (the “GNC Committee”), which replaced NaviSite’s Compensation Committee on April 24, 2007. The current members of the Audit Committee and the GNC Committee are identified in the following table:

Name	Audit Committee	GNC Committee

James Dennedy	Chair	X
Thomas R. Evans	X	X
Larry Schwartz	X	Chair

Audit Committee

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning NaviSite’s financial reporting and internal controls. The Audit Committee facilitates open communication among the Audit Committee, Board of Directors, NaviSite’s independent registered public accounting firm and management. The Audit Committee discusses with management and NaviSite’s independent registered public accounting firm the financial information developed by NaviSite, NaviSite’s systems of internal controls and NaviSite’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining, and, where necessary, terminating the engagement of NaviSite’s independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee (both with and without the presence of NaviSite’s management) to review and discuss various matters pertaining to the audit, including NaviSite’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by NaviSite.

The Audit Committee preapproves all audit services to be provided to NaviSite by the principal auditor and all other services (including reviewing, attestation and non-audit services) to be provided to NaviSite by the independent registered public accounting firm.

The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by NaviSite regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of NaviSite of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board of Directors, to engage independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on NaviSite’s website, www.navisite.com.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the rules of The Nasdaq Stock Market, and that the Audit Committee members meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The Board of Directors has determined that James Dennedy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. During the last fiscal year, the Audit Committee held 12 meetings.

GNC Committee

The GNC Committee assists the Board of Directors in fulfilling its responsibilities relating to (i) compensation of NaviSite’s executive officers, (ii) the director nomination process and (iii) reviewing NaviSite’s compliance with NASDAQ and SEC corporate governance requirements. The Board of Directors has adopted a written charter for the GNC Committee, a copy of which is available on NaviSite’s website, www.navisite.com. The Board of Directors has determined that all of the members of the GNC Committee are independent as defined under the rules of The Nasdaq Stock Market. During the last fiscal year, the GNC Committee held 8 meetings.

The GNC Committee determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of NaviSite and reviews and makes recommendations to the Board of Directors with respect to director compensation. In addition, the GNC Committee administers NaviSite’s stock incentive compensation and equity-based plans.

The GNC Committee annually reviews and approves the compensation of all of our executive officers. In its review, the GNC Committee assesses the competitiveness of our executive compensation program by comparing our pay practices with those of other companies whose business and financial condition are similar to that of NaviSite’s. Please see “Compensation Discussion and Analysis — Benchmarking” below for further details. In determining individual salaries and bonuses, the GNC Committee considers overall corporate performance, business unit performance, individual performance and an individual’s historical salary and bonus levels.

The GNC Committee adopted a written Policy Regarding Compensation of Executive Officers (the “Compensation Policy”) last year. Under the Compensation Policy, the aggregate compensation of our executive officers, including annual base salary, target bonus and long-term incentive compensation, is reviewed by the GNC Committee annually in June.

In July 2007, NaviSite retained DolmatConnell & Partners as an independent advisor reporting to the GNC Committee on executive compensation matters. DolmatConnell & Partners was engaged to complete a competitive analysis of NaviSite’s executive compensation program and to provide an update to the executive compensation analysis in fiscal 2008. DolmatConnell & Partners provided an executive and Board compensation analysis, developed an appropriate data source for comparative purposes, presented market competitive long-term incentive stock grant practices, reviewed stock ownership guidelines and alternatives to stock granting practices, developed long-term incentive strategies and developed allocation guidelines in fiscal 2007. In fiscal 2008, DolmatConnell & Partners provided an update to the executive compensation analysis, reviewed all of the elements of compensation and provided recommendations to the GNC Committee on each element of compensation.

The GNC Committee makes all determinations affecting the compensation for our executive officers, including our Chief Executive Officer, or CEO. The GNC Committee receives our CEO’s recommendations with respect to all components of our executive officers’ compensation. The GNC Committee expressly retains the right to exercise its discretion in modifying any adjustments or awards recommended by the CEO. In the case of our CEO’s compensation, the GNC Committee conducts its own evaluation of his performance and does not request any recommendation from our CEO regarding his compensation. Ultimately, the GNC Committee reserves to itself discretion with respect to all compensation of our executive officers.

The GNC Committee makes recommendations to the Board of Directors concerning all facets of the director nominee selection process. Generally, the GNC Committee identifies candidates for director nominees in consultation with management and the independent members of the Board, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the GNC Committee deems to be helpful to identify candidates. Once candidates have been identified, the GNC Committee confirms that the candidates meet the qualifications for director nominees established by the Board. The GNC Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the GNC Committee deems to be helpful in the evaluation process. The GNC Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Upon selection of a qualified candidate, the GNC Committee would recommend the candidate for consideration by the full Board of Directors.

In considering whether to include any particular candidate in the Board’s slate of recommended director nominees, the Board will consider the candidate’s integrity, education, business acumen, knowledge of NaviSite’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. NaviSite believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The GNC Committee will consider director candidates who are recommended by the stockholders of NaviSite. Such recommendation for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation;

•	Number of shares of Common Stock that are owned beneficially and held of record by such stockholder;

•	Name and address of the individual recommended for consideration as a director nominee;

•	Principal occupation and experience of the director nominee;

•	Total number of shares of Common Stock that will be voted for the director nominee by the stockholder making the recommendation; and

•	A written statement from the stockholder making the recommendation stating whether the director nominee has indicated his or her willingness to serve if elected and why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of NaviSite by U.S. mail to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The Secretary will then provide the nomination to the GNC Committee for consideration. Assuming that the required material has been provided on a timely basis, the GNC Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending written communications to the Board of Directors or any individual member of the Board of Directors to the following address: Board of Directors, c/o Secretary, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The Secretary will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, personal grievances, matters as to which NaviSite tends to receive repetitive or duplicative communications, or patently offensive or otherwise inappropriate material.

MANAGEMENT

Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of NaviSite.

Name	Age	Position

Arthur P. Becker	58	Chief Executive Officer, President and Director
James W. Pluntze	47	Chief Financial Officer and Treasurer
Mark Clayman	39	Senior Vice President of Hosting Services

Arthur P. Becker has served as a director of NaviSite since September 2002 and its Chief Executive Officer and President since February 2003. From 2000 to 2003, Mr. Becker has served as Vice Chairman and a director of CBT, a predecessor-in-interest to Atlantic Investors, LLC. Mr. Becker is also a co-founder of Atlantic Investors, LLC, a holder of approximately 38% of the outstanding shares of our Common Stock as of the Record Date. Since 1999, Mr. Becker has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies. Madison Technology LLC is a managing member of Atlantic Investors, LLC.

James W. Pluntze has served as Chief Financial Officer and Treasurer of NaviSite since January 2007. Mr. Pluntze first joined NaviSite in 2002 as a director and as the Chairman of the Audit Committee. From March 2003 until May 2005, Mr. Pluntze served as the acting Chief Financial Officer of NaviSite and from May 2005 until January 2007, Mr. Pluntze served as NaviSite’s Senior Vice President of Finance.

Mark Clayman has served as Senior Vice President of Hosting Services of NaviSite since June 2006. Mr. Clayman joined NaviSite as Vice President, Hosting and Chief Information Officer through the acquisition of Surebridge, Inc. in June 2004. From June 1999 through June 2004, Mr. Clayman served as Vice President and Chief Information Officer of Surebridge, Inc., a leading application outsourcer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We place a great deal of importance on recruiting, hiring, retaining and motivating high quality personnel. Our executive compensation program has three objectives: (i) to align the interests of our executive officers with the interests of our stockholders by basing a significant portion of an executive’s compensation on our performance; (ii) to attract and retain talented executive officers who can contribute to our success; and (iii) to provide incentives for superior performance by our executives. Historically, we have chosen to achieve these objectives through salary increases, cash and stock bonuses and periodic grants of equity awards.

Compensation Elements

Elements of compensation for our executive officers include:

•	base salary;

•	annual bonuses;

•	long-term incentive awards;

•	employee benefits;

•	perquisites and personal benefits.

Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain our personnel, while providing incentives to maximize our long-term value for our stockholders. While we do not adhere to rigid formulas or targets in determining the mix of compensation elements, the GNC Committee has determined that base salaries should be at the Peer Group (as defined below) 25th percentile, target bonuses should be at the Peer Group 75th percentile and annual long term incentive compensation should be at the Peer Group 50th percentile. We incorporate flexibility into our compensation structure to respond to the changing business environment and needs of NaviSite.

Base Salaries. A competitive base salary is the foundation of our compensation structure and we believe it is required to attract, retain and motivate the executive officers in alignment with our business strategies. Absent a promotion or significant increase in responsibilities, our GNC Committee reviews base salaries of our executive officers in the context of existing salaries. In fiscal 2008, our GNC Committee reviewed our Named Executive Officers’ base salaries and approved a base salary increase of 8% for Mr. Pluntze. Messrs. Becker, Clayman and Cochinwala and Ms. Cormier did not receive a base salary increase in fiscal 2008.

Annual Bonuses. A significant portion of the direct cash compensation for our Named Executive Officers consists of annual incentive bonuses. Our GNC Committee established a target bonus opportunity for each of our Named Executive Officers for fiscal 2008 under our FY 2008 Executive Management Bonus Program (“2008 MBP”). Target bonus opportunities are expressed as a percentage of the base salary paid to the Named Executive Officer during that fiscal year. For fiscal 2008, the target bonus percentages for the Named Executive Officers were 75% for Mr. Becker, 44.4% for Mr. Clayman, 50% for Mr. Cochinwala, 44% for Mr. Pluntze and 29% for Ms. Cormier. The GNC Committee generally selects bonus amounts for the executive officers such that the target bonus opportunity approximates the 75th percentile of comparable positions at our peer companies.

The 2008 MBP was designed to recognize and reward the achievement of financial, business and management goals that are essential to our success. As designed, for Messrs. Becker and Pluntze and Ms. Cormier, the bonus payments under the 2008 MBP could range from 0% to 130% of an individual’s target bonus, based on business and individual performance and the discretion of the GNC Committee. For Messrs. Clayman and Cochinwala, the bonus payments under the 2008 MBP could range from 0% to 145% of an individual’s target bonus, based on business and individual performance and the discretion of the GNC

Committee. The 2008 MBP design contemplated both financial achievements and personal goals and objectives in order to compute the percentage of target achieved.

For Messrs. Becker and Pluntze and Ms. Cormier, there were two financial metrics upon which the 2008 MBP was based: “Target 1” was the achievement of $183,000,000 of gross revenue in fiscal 2008 and “Target 2” was the achievement of $43,000,000 of Adjusted EBITDA, as defined by NaviSite, in fiscal 2008. For Mr. Becker, 75% of his bonus target was dependent on meeting Target 1 and 25% was based on meeting Target 2. For each of Mr. Pluntze and Ms. Cormier, 50% of their bonus target was based on meeting Target 1, 25% was based on meeting Target 2 and 25% was based on meeting personal objectives.

The 2008 MBP was structured so that Messrs. Becker and Pluntze and Ms. Cormier only began to earn a cash bonus if NaviSite’s gross revenue was 85% of Target 1 and NaviSite’s Adjusted EBITDA was 75% of Target 2. If NaviSite’s gross revenue was 85% of Target 1 and NaviSite’s Adjusted EBITDA was 75% of Target 2, then Messrs. Becker and Pluntze and Ms. Cormier would earn a cash bonus equal to 70% of the portion earned based on meeting Target 1, plus 70% of the portion earned based on meeting Target 2, plus the portion earned based on meeting personal objectives, as applicable. The bonus targets would be earned in full only if NaviSite’s gross revenue was 100% of Target 1 and NaviSite’s Adjusted EBITDA was 100% of Target 2. Between triggering the earning of the cash bonus at 85% of Target 1 and 75% of Target 2 and the 100% achievement of Target 1 and Target 2, the cash bonus earned by each of Messrs. Becker and Pluntze and Ms. Cormier would be paid in a linear relationship to the achievement of Target 1 and Target 2. In addition, each of Messrs. Becker and Pluntze and Ms. Cormier had the opportunity to earn an over-achievement bonus. The over-achievement bonus would be paid for achievement of 101% to 110% of Target 2. The percent payout of each executive officer’s over-achievement bonus would equal the percent achievement above the 100% goal. Mr. Pluntze and Ms. Cormier would also have to meet their personal objectives in order to earn any payout of the over-achievement bonus. In no event would the over-achievement bonus earned be more than 30% of the target bonus opportunity for each of Messrs. Becker and Pluntze and Ms. Cormier.

For Mr. Clayman, there were four financial metrics upon which the 2008 MBP was based: “Target 1” was the achievement of $113,368,313 of gross revenue of the Hosting Services division of NaviSite in fiscal 2008; “Target 2” was the achievement of $37,830,486 of EBITDA of the Hosting Services division of NaviSite in fiscal 2008; “Target 3” was the achievement of $37,942,863 of gross revenue of the Application Management division of NaviSite in fiscal 2008; and “Target 4” was the achievement of $20,464,217 of EBITDA of the Application Management division of NaviSite in fiscal 2008. For Mr. Clayman, 20% of his bonus target was dependent on meeting Target 1, 50% was based on meeting Target 2, 10% was based on meeting Target 3 and 20% was based on meeting Target 4.

The 2008 MBP was structured so that Mr. Clayman only began to earn a cash bonus if the Hosting Services division’s gross revenue was 85% of Target 1, the Hosting Services division’s EBITDA was 75% of Target 2, the Application Management division’s gross revenue was 85% of Target 3 and the Application Management division’s EBITDA was 75% of Target 4. If the Hosting Services division’s gross revenue was 85% of Target 1, the Hosting Services division’s EBITDA was 75% of Target 2, the Application Management division’s gross revenue was 85% of Target 3 and the Application Management division’s EBITDA was 75% of Target 4, then Mr. Clayman would earn a cash bonus equal to 70% of the portion earned based on meeting Target 1, plus 70% of the portion earned based on meeting Target 2, plus 70% of the portion earned based on meeting Target 3, plus 70% of the portion earned based on meeting Target 4. The bonus target would be earned in full only if the Hosting Services division’s gross revenue was 100% of Target 1, the Hosting Services division’s EBITDA was 100% of Target 2, the Application Management division’s gross revenue was 100% of Target 3 and the Application Management division’s EBITDA was 100% of Target 4. Between triggering the earning of the cash bonus at 85% of Targets 1 and 3 and 75% of Targets 2 and 4 and the 100% achievement of Target 1, Target 2, Target 3 and Target 4, the cash bonus earned by Mr. Clayman would be paid in a linear relationship to the achievement of Target 1, Target 2, Target 3 and Target 4. In addition, Mr. Clayman had the opportunity to earn an over-achievement bonus. The over-achievement bonus would be paid for achievement of 101% to 110% of Target 2. The percent payout of Mr. Clayman’s over-achievement bonus would equal the percent achievement above the 100% goal. In no event would the over-achievement bonus earned be more than 45% of the target bonus opportunity for Mr. Clayman.

For Mr. Cochinwala, there were three financial metrics upon which the 2008 MBP was based: “Target 1” was the achievement of $2,877,764 of EBITDA of the Professional Services division of NaviSite in fiscal 2008; “Target 2” was the achievement of $37,942,863 of gross revenue of the Application Management division of NaviSite in fiscal 2008; and “Target 3” was the achievement of $20,464,217 of EBITDA of the Application Management division of NaviSite in fiscal 2008. For Mr. Cochinwala, 50% of his bonus target was dependent on meeting Target 1, 15% was based on meeting Target 2, and 35% was based on meeting Target 3.

The 2008 MBP was structured so that Mr. Cochinwala only began to earn a cash bonus if the Professional Services division’s EBITDA was 75% of Target 1, the Application Management division’s gross revenue was 85% of Target 2 and the Application Management division’s EBITDA was 75% of Target 3. If the Professional Services division’s EBITDA was 75% of Target 1, the Application Management division’s gross revenue was 85% of Target 2 and the Application Management division’s EBITDA was 75% of Target 3, then Mr. Cochinwala would earn a cash bonus equal to 70% of the portion earned based on meeting Target 1, plus 70% of the portion earned based on meeting Target 2, plus 70% of the portion earned based on meeting Target 3. The bonus target would be earned in full only if the Professional Services division’s EBITDA was 100% of Target 1, the Application Management division’s gross revenue was 100% of Target 2 and the Application Management division’s EBITDA was 100% of Target 3. Between triggering the earning of the cash bonus at 75% of Targets 1 and 3 and 85% of Target 2 and the 100% achievement of Target 1, Target 2 and Target 3, the cash bonus earned by Mr. Cochinwala would be paid in a linear relationship to the achievement of Target 1, Target 2 and Target 3. In addition, Mr. Cochinwala had the opportunity to earn an over-achievement bonus. The over-achievement bonus would be paid for achievement of 101% to 110% of Target 1. The percent payout of Mr. Cochinwala’s over-achievement bonus would equal the percent achievement above the 100% goal. In no event would the over-achievement bonus earned be more than 45% of the target bonus opportunity for Mr. Cochinwala.

Actual bonus payments for fiscal 2008 are set forth in the Summary Compensation Table and reflect that (i) Mr. Becker achieved approximately 53% of his overall target bonus, (ii) Mr. Clayman achieved approximately 50% of his overall target bonus, (iii) Mr. Cochinwala achieved approximately 32% of his overall target bonus and (iv) Mr. Pluntze achieved approximately 45% of his overall target bonus. Ms. Cormier did not receive a bonus payment under the 2008 MBP as she resigned prior to the end of the fiscal year.

Long-Term Equity Incentives. The GNC Committee believes that placing a portion of an executive’s total compensation in the form of restricted stock achieves three objectives: (i) it aligns the interest of our executives directly with those of our stockholders; (ii) it gives executives a significant long-term interest in our success; and (iii) it helps us retain key executives. In determining the number and terms of shares to grant an executive, the GNC Committee will primarily consider the executive’s past performance and the degree to which an incentive for long-term performance would benefit NaviSite. The GNC Committee also considers the total number of shares reserved for issuance under our stock incentive plans, our projected hiring needs for the near future and our recent performance.

Beginning in fiscal 2008 under the Compensation Policy, long-term incentive compensation for executive officers is comprised of grants of shares of restricted stock (the “Annual Restricted Stock Grants”). The terms and number of shares subject to the Annual Restricted Stock Grants will be determined by the GNC Committee each year. The effective grant date for fiscal 2008 was August 21, 2007. The GNC Committee approved the grant for fiscal 2009 on July 22, 2008. From an accounting perspective, the grant date determined pursuant to SFAS 123R for equity-based awards was August 27, 2008.

The GNC Committee approved the fiscal 2008 Annual Restricted Stock Grant on August 21, 2007. The restricted stock was granted under the Amended and Restated 2003 Stock Incentive Plan. Each grant was divided into 60% accelerated shares and 40% non-accelerated shares. The shares vest as to 33 1/3% of the original number of each of the accelerated and non-accelerated shares on the first, second and third anniversary of the grant date. In the event that NaviSite achieved $184,400,000 in revenue and $45,100,000 of adjusted EBITDA for fiscal year 2008, the restrictions with respect to 100% of the accelerated shares would have automatically lapsed. NaviSite did not achieve these targets and the restrictions on the accelerated shares did not automatically lapse. Messrs. Clayman and Cochinwala did not receive a 2008 Annual Restricted Stock Grant as they were not executive officers of NaviSite as of the date of the grant. Please see “Grants of Plan-Based Awards For Fiscal 2008” below for details regarding the fiscal 2008 Annual Restricted Stock Grants.

The GNC Committee approved the fiscal 2009 Annual Restricted Stock Grant on July 22, 2008. The restricted stock was granted under the Amended and Restated 2003 Stock Incentive Plan. The restrictions lapse as follows (i) for the first 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $182,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite as of each vesting date, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, (ii) for the second 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $232,330,695 for 20 consecutive trading days, and so long as the employee remains employed by NaviSite as of each vesting date, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, and (iii) for the final 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $282,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite as of each vesting date, the remaining 50% of such 1/3 vests on the one year anniversary thereafter. If the performance targets are not met, the restricted shares will be forfeited to NaviSite on the tenth anniversary of the grant date.

These shares of restricted stock are not subject to any separation or change of control agreement NaviSite currently has in place with any of the executive officers and will not accelerate in accordance with the provisions of any such separation or change of control agreement. In the event there is a change of control (as defined in the Restricted Stock Agreement with each executive officer), which results in a market capitalization: (x) exceeding $182,330,695, then 100% of the first 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; (y) exceeding $232,330,695, then 100% of the first and second 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; or (z) exceeding $282,330,695, then 100% of all of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date. Please see “Grants of Plan-Based Awards For Fiscal 2008” below for details regarding the fiscal 2009 Annual Restricted Stock Grants.

Employee Benefits. We sponsor the following benefits under which our executive officers and other eligible employees may participate. The cost of such coverage for employee and dependents is partially borne by the executive or employee and dependent upon coverage elected. Eligibility for participation is upon hire, most benefits include a prerequisite of working 30-hours or more per week on a consistent basis.

•	Health Insurance: Offer an HMO and two PPO plans which provide for in and out of network coverage.

•	Dental Insurance: Provide 100% coverage for preventative, 80% basic restorative, 50% major restorative. Deductible is $50/$150 calendar year basic or major. Orthodontic 50% to $1,500 maximum.

•	Vision: Hardware reimbursement for glasses, lenses, contacts. $150 per person/$400 family. No premium cost.

•	Life/AD&D: Benefit equal to two times their base annual salary, not to exceed $500,000. Commission, bonus and overtime excluded. 100% paid NaviSite. Supplemental life/AD&D also offered. Cost borne by executive or employee.

•	STD/LTD: NaviSite bears the cost of these policies. Optional employee purchase of tax free benefit offered.

•	FSA (Flexible Spending Account Health/Dependent): Allows use of pre-tax dollars to cover certain expenses not covered by insurance.

•	401(k) Plan: All of our employees who work in the U.S. are eligible to participate in the 401(k) Plan if they meet eligibility requirements. Contribute on a pre-tax basis, up to 50% of their respective total income (includes commission, bonus and overtime) from NaviSite, subject to a maximum aggregate annual contribution imposed by the IRS. We currently have no employer match.

•	Employee Assistance Program: 24/7 confidential hotline and website assistance.

The GNC Committee’s Process

Our GNC Committee annually reviews and approves the compensation of all of our executive officers, as is described in the “Corporate Governance and Board Matters — GNC Committee” section above. In addition, our GNC Committee adopted the Compensation Policy last year, which policy is described in the “Corporate Governance and Board Matters — GNC Committee” section above.

Compensation Consultant

In fiscal 2007, NaviSite retained DolmatConnell & Partners as an independent advisor reporting to the GNC Committee on executive compensation matters. DolmatConnell & Partners’ role is further described in the “Corporate Governance and Board Matters — GNC Committee” section above.

Benchmarking

Benchmark data was used by our GNC Committee to review and to help determine the appropriate amount of each executive officer’s compensation. Benchmark companies were selected by DolmatConnell & Partners, and are referred to as the “Peer Group”. The companies in the Peer Group were selected to reflect similar business product and service, similar size, targeted customer segments and the markets for executive talent most applicable to NaviSite. The GNC Committee used the companies in the Peer Group to verify and determine competitive pay levels for our executive officers. The companies in the Peer Group were:

•	Art Technology Group, Inc.,

•	Diamond Management & Technology Consultants, Inc.,

•	Digital River, Inc.,

•	Equinix, Inc.,

•	Imergent, Inc.,

•	Internap Network Services Corporation,

•	iPass Inc.,

•	Limelight Networks, Inc.,

•	Perficient, Inc.,

•	QAD Inc.,

•	RCM Technologies, Inc.,

•	Switch & Data Facilities Company, Inc.,

•	TeleCommunication Systems, Inc.,

•	Terremark, Inc. and

•	Vignette Corporation.

A second data source comprised of compensation survey data from the Radford Executive Survey was used to assess the cash compensation of all executive officers except the Chief Executive Officer and Chief Financial Officer.

The GNC Committee examined the range of benchmark company data for each executive officer’s position. The benchmark data examined was: (i) annual run rate (run rate is equal to the number of stock options and full-value shares granted divided by the number of shares of Common Stock outstanding; our annual run rate in fiscal 2007 was 6.7%, which was slightly above the Peer Group 75th percentile of 4.8%); (ii) equity outstanding (consisting of stock options and restricted shares as a percentage of shares outstanding); our equity outstanding in fiscal 2007 was 19.2%, which was above the Peer Group 75th percentile of 14.5%; (iii) total stock option overhang (we had a total overhang of 28.4% in fiscal 2007, placing us at the Peer

Group 76th percentile); (iv) base salaries (positioned at the Peer Group 25th percentile); (v) bonus targets (positioned at the Peer Group 75th percentile); (vi) annual long-term incentive compensation (positioned at the Peer Group 50% percentile); (vii) actual total cash compensation (positioned at the Peer Group 25th percentile); (viii) target total cash compensation (positioned at the Peer Group 50th percentile); (ix) annual equity participation (positioned at the Peer Group 50th percentile) and (x) actual total direct compensation (positioned between the Peer Group 25th and 50th percentile).

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer provides recommendations with respect to all components of our executive officers’ compensation to our GNC Committee, as is described in the “Corporate Governance and Board Matters — GNC Committee” section above.

Executive Officer Agreements

We have employment agreements and indemnification agreements with each of our executive officers. We have also entered into Separation Agreements with each of our executive officers. Under these agreements, these officers will be entitled to receive severance benefits upon termination by NaviSite without cause or by the executive officer for good reason following a change in control. See “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below for a more detailed description of these agreements. We believe that the potential benefits provided by these agreements will help: (i) assure that our executive officers can give their full attention and dedication to our business, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure our executive officers’ objectivity in considering shareholders’ interests, (iii) assure our executive officers of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to certain officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The GNC Committee intends to review the potential effects of Section 162(m) of the Code periodically and intends to structure our equity awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the GNC Committee believes that such compliance would not be in the best interest of us or our stockholders.

Accounting for Stock-Based Compensation. Beginning on August 1, 2005, NaviSite began accounting for stock-based payments including stock option awards in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), Share Based Payment.

Compensation Committee Report

The GNC Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the GNC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in NaviSite’s proxy statement on Schedule 14A.

By the Governance, Nominating and
Compensation Committee

Larry Schwartz, Chairman
James Dennedy
Thomas R. Evans

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of NaviSite’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive		All Other
		Salary	Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)		($)		($)

Arthur P. Becker	2008	$350,000	$501,987	$109,872	$138,944	(3)	—		$1,100,803
Chief Executive Officer and President	2007	$350,000	—	$367,218	$187,500	(4)	—		$904,718
James W. Pluntze(5)	2008	$243,000	$231,661	$77,159	$47,729	(3)	—		$599,549
Chief Financial Officer and Treasurer	2007	$204,231	—	$98,155	$75,000	(4)	—		$377,386
Mark Clayman	2008	$225,000	—	$96,313	$50,000	(3)	—		$371,313
Senior Vice President of Hosting Services	2007	$225,000	—	$146,815	$106,406	(4)	—		$478,221
Nasir Cochinwala(6)	2008	$200,000	—	$86,973	$31,911	(3)	—		$318,884
Former Senior Vice President of Professional Services	2007	$200,000	—	$102,969	$81,560	(4)	—		$384,529
Monique Cormier(7)	2008	$179,039	$111,540	$14,043	—		$99,425	(8)	$404,047
Former General Counsel, Vice President and Secretary	2007	$190,000	—	$21,063	$41,250	(4)	—		$252,313

(1)	Reflects the fiscal 2008 expense for restricted stock awards granted to the Named Executive Officers. Amounts reflect the compensation cost recorded in the fiscal 2008 consolidated financial statements for each named individual in accordance with Financial Accounting Standards Board “Share Based Payment, an amendment of FASB Statements No. 123 and 95” (“SFAS 123R”). Please refer to footnote 2(n) in our consolidated financial statements filed on Form 10-K for the fiscal year ended July 31, 2008. These amounts reflect NaviSite’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.
(2)	Reflects the fiscal 2008 and fiscal 2007 expense for stock option awards granted to the Named Executive Officers. Amounts reflect the compensation cost recorded in the fiscal 2008 and fiscal 2007 consolidated financial statements for each named individual and includes grants made in previous years for which compensation expense is required to be recognized in accordance with SFAS 123R. The expense has been calculated based on the grant date fair value of the respective awards using a Black-Scholes option pricing model. Please refer to footnote 2(n) in our consolidated financial statements filed on Form 10-K for the fiscal year ended July 31, 2008 and footnote 3(m) in our consolidated financial statements filed on Form 10-K for the fiscal year ended July 31, 2007. These amounts reflect NaviSite’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.
(3)	Represents amounts earned under the FY 2008 Executive Management Bonus Program. Bonuses were not paid until November 7, 2008, except that Mr. Cochinwala’s bonus payment was paid to him in October 2008.
(4)	Represents amounts earned under the FY 2007 Executive Management Bonus Program. Bonuses were not paid until September 28, 2007.
(5)	Mr. Pluntze was promoted to Chief Financial Officer on January 1, 2007.
(6)	Mr. Cochinwala resigned from NaviSite on October 6, 2008.
(7)	Ms. Cormier resigned from NaviSite on June 20, 2008.
(8)	Includes $8,502 for payment of unused vacation upon Ms. Cormier’s resignation. The remaining amount represents the actual amount realized by Ms. Cormier relating to stock options exercised during fiscal year 2008.

The following table sets forth the details of awards granted to the Named Executive Officers during fiscal 2008.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

											All Other Stock
											Awards: Number of
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Shares of Stock or		Grant Date
			Threshold	Target	Maximum	Threshold	Target		Maximum		Units		Fair Value
Name	Grant Date		($)	($)	($)	(#)	(#)		(#)		(#)		of Stock

Arthur P. Becker		(2)	0	262,500	341,250
	8/21/07										131,640	(3)	$1,043,905
	7/22/08	(4)				0	277,000	(5)	277,000	(5)			$911,330
James W. Pluntze		(2)	0	106,920	138,996
	8/21/07										60,750	(3)	$481,748
	7/22/08	(4)				0	120,000	(5)	120,000	(5)			$394,800
Mark Clayman		(2)	0	100,000	145,000						—
	7/22/08	(4)				0	120,000	(5)	120,000	(5)			$394,800
Nasir Cochinwala(6)		(2)	0	100,000	145,000						—
	7/22/08	(4)				0	90,000	(5)(6)	90,000	(5)(6)			$296,100
Monique Cormier(7)		(2)	0	52,200	67,860
	8/21/07										29,250	(3)(7)	$231,953

(1)	Non-equity awards are made pursuant to our FY 2008 Executive Management Bonus Program. The threshold amount is 0% of target, as no payment is made if target is not met and maximum is 130% of target for Messrs. Becker and Pluntze and Ms. Cormier and maximum is 145% of target for Messrs. Clayman and Cochinwala. Certain of each Named Executive Officer’s targets were met and the following bonus payments were made on November 7, 2008 (except the bonus payment to Mr. Cochinwala was made in October 2008): (i) $138,944 to Mr. Becker, which reflects an achievement of approximately 53% of his target bonus payment; (ii) $47,729 to Mr. Pluntze, which reflects an achievement of approximately 45% of his target bonus payment; (iii) $50,000 to Mr. Clayman, which reflects an achievement of approximately 50% of his target bonus payment; and (iv) $31,911 to Mr. Cochinwala, which reflects an achievement of approximately 32% of his target bonus payment. Ms. Cormier did not receive a bonus payment as she resigned prior to the end of the fiscal year. See “Compensation Discussion and Analysis” for a discussion of the program.

(2)	The GNC Committee approved the terms of the FY 2008 Executive Management Bonus Program on December 12, 2007.

(3)	The restricted stock was granted under the Amended and Restated 2003 Stock Incentive Plan. Each grant was divided into 60% accelerated shares and 40% non-accelerated shares. The shares vest as to 33 1/3% of the original number of each of the accelerated and non-accelerated shares on the first, second and third anniversary of the grant date. In the event that NaviSite achieved $184,400,000 in revenue and $45,100,000 of adjusted EBITDA for fiscal year 2008, the restrictions with respect to 100% of the accelerated shares would have automatically lapsed. NaviSite did not achieve these targets and the restrictions on the accelerated shares did not automatically lapse.

(4)	The restricted stock was granted under the Amended and Restated 2003 Stock Incentive Plan. The GNC Committee approved the grant on July 22, 2008. However, the grant date determined pursuant to SFAS 123R for equity-based awards was August 27, 2008 and accordingly, no SFAS 123R expense was taken in fiscal year 2008.

(5)	The restricted stock was granted under the Amended and Restated 2003 Stock Incentive Plan. The restrictions lapse as follows (i) for the first 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $182,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite as of each vesting date, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, (ii) for the second 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $232,330,695 for 20 consecutive trading days, and so long as the employee remains employed by NaviSite as of each vesting date, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, and (iii) for the final 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of

$282,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite as of each vesting date, the remaining 50% of such 1/3 vests on the one year anniversary thereafter. In the event there is a change of control (as defined in the Restricted Stock Agreement with each executive officer), which results in a market capitalization: (x) exceeding $182,330,695, then 100% of the first 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; (y) exceeding $232,330,695, then 100% of the first and second 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; or (z) exceeding $282,330,695, then 100% of all of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date.

(6)	Mr. Cochinwala resigned from NaviSite on October 6, 2008. Per an arrangement with NaviSite, Mr. Cochinwala has until April 6, 2009 (plus an additional 90-day period beyond such date provided Mr. Cochinwala has not violated any ongoing obligations to NaviSite) for the restrictions to lapse on the shares of restricted stock before forfeiting such shares to NaviSite.

(7)	Ms. Cormier resigned from NaviSite on June 20, 2008 and the 29,250 shares of restricted stock granted to Ms. Cormier were forfeited to NaviSite on such date.

Employment Agreements

Arthur Becker

We entered into an employment agreement with Arthur P. Becker as of February 21, 2003, pursuant to which he is employed as our Chief Executive Officer and President. His agreement is for a continuous term, but subject to the provisions described under “Potential Payments Upon Termination or Change in Control”, may be terminated by either party at any time. Pursuant to this agreement, Mr. Becker is entitled to receive:

•	a base salary, currently $350,000 per year, which is reviewed by our GNC Committee annually (but no more frequently than annually);

•	an annual bonus upon our achievement of various financial and/or other goals established by the Board of Directors; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

We have also entered into an indemnification agreement with Mr. Becker pursuant to which he will be indemnified by us, subject to certain limitations, for any liabilities incurred by him in connection with his role as a director and officer of NaviSite.

Mark Clayman

We entered into an employment offer letter with Mark Clayman as of May 19, 2004, pursuant to which he is employed as our Senior Vice President of Hosting Services. Pursuant to this agreement, Mr. Clayman is entitled to receive:

•	a base salary, currently $225,000 per year;

•	an annual bonus upon our achievement of various financial and/or other goals established by the Board of Directors; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

We have entered into an indemnification agreement with Mr. Clayman pursuant to which he will be indemnified by us, subject to certain limitations, for any liabilities incurred by him in connection with his role as an officer of NaviSite.

Nasir Cochinwala

We entered into an employment offer letter with Nasir Cochinwala as of June 17, 2005, pursuant to which he was employed as our Senior Vice President of Professional Services. Pursuant to this agreement, Mr. Cochinwala was entitled to receive:

•	a base salary, which at the time of his resignation on October 6, 2008 was $200,000 per year;

•	an annual bonus upon our achievement of various financial and/or other goals established by the Board of Directors; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

We entered into an indemnification agreement with Mr. Cochinwala pursuant to which he would have been indemnified by us, subject to certain limitations, for any liabilities incurred by him in connection with his role as an officer of NaviSite.

On October 6, 2008, Mr. Cochinwala resigned from NaviSite and the terms of his employment offer letter are no longer in effect.

Monique Cormier

We entered into an employment offer letter with Monique Cormier as of August 12, 2005, pursuant to which she was employed as our General Counsel. Pursuant to this agreement, Ms. Cormier was entitled to receive:

•	a base salary, which at the time of her resignation on June 20, 2008 was $190,000 per year; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

We entered into an indemnification agreement with Ms. Cormier pursuant to which she would have been indemnified by us, subject to certain limitations, for any liabilities incurred by her in connection with her role as an officer of NaviSite.

On June 20, 2008, Ms. Cormier resigned from NaviSite and the terms of her employment offer letter are no longer in effect.

James Pluntze

We entered into an employment offer letter with James Pluntze as of April 4, 2003, pursuant to which he was employed as our Vice President of Finance and Acting Chief Financial Officer. Mr. Pluntze was promoted to Chief Financial Officer and Treasurer, effective January 1, 2007. Pursuant to this agreement, Mr. Pluntze is entitled to receive:

•	a base salary, currently $243,000 per year;

•	an annual bonus upon our achievement of various financial and/or other goals established by the Board of Directors; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

We have entered into an indemnification agreement with Mr. Pluntze pursuant to which he will be indemnified by us, subject to certain limitations, for any liabilities incurred by him in connection with his role as an officer of NaviSite.

For details regarding our obligations in the event of various potential circumstances of termination of employment for any of our executive officers, please see “Potential Payments Upon Termination or Change-In-Control” below.

The following table details unexercised options and restricted shares that have not vested for each of the Named Executive Officers as of July 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Equity Incentive
	Number of	Number of				Equity Incentive		Plan Awards: Market
	Securities	Securities				Plan Awards: Number		or Payout Value of
	Underlying	Underlying		Option		of Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised		Exercise	Option	Units or Other		Units or Other
	Options (#)	Options (#)		Price	Expiration	Rights That Have		Rights That Have
Name	Exercisable	Unexercisable		($)	Date	Not Vested (#)		Not Vested ($)

Arthur P. Becker	40,000	—		2.55	7/9/2013	131,640	(1)	$429,146
	60,000	—		2.55	7/10/2013	277,000	(2)	$903,020
	400,000	—		5.41	1/30/2014
	500,000	—		1.58	3/31/2015
	103,125	—		1.48	2/17/2016
James W. Pluntze	40,000	—		2.55	7/9/2013	60,750	(1)	$198,045
	40,000	—		2.55	7/10/2013	120,000	(2)	$391,200
	3,125	—		2.55	1/30/2014
	16,875	—		2.55	9/20/2014
	80,000	—		1.58	3/31/2015
	22,500	—		1.45	2/23/2016
	40,625	34,375	(3)	4.14	11/27/2016
Mark Clayman	20,000	—		2.55	9/20/2014	120,000	(2)	$391,200
	40,000	—		4.39	6/10/2014
	40,000	—		2.44	1/4/2015
	100,000	—		1.58	3/31/2015
	50,000	—		1.45	2/22/2016
	22,916	27,084	(4)	5.50	3/21/2017
Nasir Cochinwala(5)	143,333	16,667	(5)(6)	1.76	6/29/2015	90,000	(2)(5)	$293,400
	50,000	—		1.45	2/22/2016
	22,916	27,084	(5)(7)	5.50	3/21/2017
Monique Cormier(8)	17,500	—		1.55	8/31/2015	—		—
	12,500	—		1.48	2/17/2016

(1)	Restricted stock granted under the Amended and Restated 2003 Stock Incentive Plan. Each grant was divided into 60% accelerated shares and 40% non-accelerated shares. The shares vest as to 33 1/3% of the original number of each of the accelerated and non-accelerated shares on the first, second and third anniversary of the grant date. In the event that NaviSite achieved $184,400,000 in revenue and $45,100,000 of adjusted EBITDA for fiscal year 2008, the restrictions with respect to 100% of the accelerated shares would have automatically lapsed. NaviSite did not achieve these targets and the restrictions on the accelerated shares did not automatically lapse.

(2)	Restricted stock granted under the Amended and Restated 2003 Stock Incentive Plan. The restrictions lapse as follows (i) for the first 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $182,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, (ii) for the second 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $232,330,695 for 20 consecutive trading days, and so long as the employee remains employed by NaviSite, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, and (iii) for the final 1/3 of the shares, 50% vests upon

NaviSite exceeding a market capitalization of $282,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite, the remaining 50% of such 1/3 vests on the one year anniversary thereafter. In the event there is a change of control (as defined in the Restricted Stock Agreement with each executive officer), which results in a market capitalization: (x) exceeding $182,330,695, then 100% of the first 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; (y) exceeding $232,330,695, then 100% of the first and second 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; or (z) exceeding $282,330,695, then 100% of all of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date.

(3)	Options for the purchase of approximately 1,562 shares vest and become exercisable each month until they are fully vested and exercisable on May 27, 2010.

(4)	Options for the purchase of approximately 1,041 shares vest and become exercisable each month until they are fully vested and exercisable on September 18, 2010.

(5)	Mr. Cochinwala resigned from NaviSite on October 6, 2008. Per an arrangement with NaviSite, all of Mr. Cochinwala’s option awards will continue to vest and be exercisable until April 6, 2009 (plus an additional 90-day period beyond such date provided Mr. Cochinwala has not violated any ongoing obligations to NaviSite) and Mr. Cochinwala has until April 6, 2009 (plus an additional 90-day period beyond such date provided Mr. Cochinwala has not violated any ongoing obligations to NaviSite) for the restrictions to lapse on the shares of restricted stock before forfeiting such shares to NaviSite.

(6)	Options for the purchase of approximately 3,333 shares will vest and become exercisable each month until they are fully vested and exercisable on December 27, 2008.

(7)	Options for the purchase of approximately 1,041 shares vest and become exercisable each month until they are fully vested and exercisable on April 6, 2009.

(8)	Ms. Cormier resigned from NaviSite on June 20, 2008, and all of her unvested outstanding equity awards were immediately forfeited to NaviSite on such date. Per an agreement with NaviSite, Ms. Cormier was given a 90-day period beyond the date of her resignation to exercise her vested options.

The following table sets forth certain information for each of the Named Executive Officers concerning the number and value realized on the exercise of stock options and vesting of stock awards during fiscal 2008.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2008

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

Arthur P. Becker	—	—
James W. Pluntze	—	—
Mark Clayman	—	—
Nasir Cochinwala	—	—
Monique Cormier	5,000	$14,150
	5,000	$12,250
	5,000	$13,750
	14,075	$36,173
	5,000	$14,600

Potential Payments Upon Termination or Change-in-Control

Arthur Becker

Under Mr. Becker’s employment agreement, if his employment is terminated (i) by reason of death or disability, (ii) by us with cause or (iii) due to his voluntary resignation, then he will receive no additional salary or benefits other than what has accrued through the date of termination.

If Mr. Becker’s employment is terminated without cause and he signs a general release of known and unknown claims in a form satisfactory to us, Mr. Becker will receive severance payments at his final base salary rate, less applicable withholding, until the earlier of (i) six months after the date of his termination without cause, or (ii) the date on which he first commences other employment.

On April 3, 2006, we entered into a Separation Agreement with Mr. Becker. The Separation Agreement provides that if his employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Mr. Becker for good reason (as defined) following a change of control (as defined), then we shall be obligated to (i) pay Mr. Becker as severance his annual base salary in effect on the date of termination for a period of six months, (ii) pay a lump sum bonus payment equal to his target bonus for the current fiscal year pro rated to the date of termination, (iii) pay any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Mr. Becker in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Mr. Becker for COBRA payments for health and welfare benefits continuation if he elects COBRA coverage for a period of six months. Mr. Becker will not be entitled to the foregoing benefits if an equivalent benefit is received by him from another employer during the six month period following his termination. The Separation Agreement also provides that following a change of control (as defined) of NaviSite, all options and shares of restricted stock issued to Mr. Becker under our Amended and Restated 2003 Stock Incentive Plan or any other NaviSite stock incentive plan will become exercisable and vested in full on the date of the change of control. However, the shares of restricted stock granted to Mr. Becker pursuant to the 2009 Annual Restricted Stock Grant are not subject to any separation or change of control agreement NaviSite currently has in place with Mr. Becker and will not accelerate in accordance with the provisions of any such separation or change of control agreement.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Mr. Becker in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

Mark Clayman

On April 3, 2006, we entered into a Separation Agreement with Mr. Clayman. The Separation Agreement provides that if his employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Mr. Clayman for good reason (as defined) following a change of control (as defined), then we shall be obligated to (i) pay Mr. Clayman as severance the higher of (x) his annual base salary in effect on the date of termination or (y) his annual base salary in effect immediately prior to the change of control, for a period of six months, (ii) pay a lump sum bonus payment equal to his target bonus for the current fiscal year pro rated to the date of termination, (iii) pay any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Mr. Clayman in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Mr. Clayman for COBRA payments for health and welfare benefits continuation if he elects COBRA coverage for a period of six months. Mr. Clayman will not be entitled to the foregoing benefits if an equivalent benefit is received by him from another employer during the six month period following his termination.

The Separation Agreement also provides that if Mr. Clayman’s employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Mr. Clayman for good reason (as defined) within twelve months following a change of control (as defined) of NaviSite, all options and shares of restricted stock issued to Mr. Clayman under our Amended and Restated 2003 Stock Incentive Plan or any other NaviSite stock incentive plan will become exercisable and vested in full on the date of termination. However, the shares of restricted stock granted to Mr. Clayman pursuant to the 2009 Annual Restricted Stock

Grant are not subject to any separation or change of control agreement NaviSite currently has in place with Mr. Clayman and will not accelerate in accordance with the provisions of any such separation or change of control agreement.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Mr. Clayman in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

Nasir Cochinwala

On April 3, 2006, we entered into a Separation Agreement with Mr. Cochinwala. The Separation Agreement provided that if his employment was terminated by us other than for cause (as defined), disability (as defined) or death at any time during his employment, or by Mr. Cochinwala for good reason (as defined) within twelve months after a change of control (as defined), then we would be obligated to (i) pay Mr. Cochinwala as severance the higher of (x) his annual base salary in effect on the date of termination or (y) his annual base salary in effect immediately prior to the change of control, for a period of six months, (ii) pay a lump sum bonus payment equal to his target bonus for the current fiscal year pro rated to the date of termination, (iii) pay any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Mr. Cochinwala in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Mr. Cochinwala for COBRA payments for health and welfare benefits continuation if he elected COBRA coverage for a period of six months.

The Separation Agreement also provided that if Mr. Cochinwala’s employment was terminated by us other than for cause (as defined), disability (as defined) or death, or by Mr. Cochinwala for good reason (as defined) within twelve months following a change of control (as defined) of NaviSite, all options and shares of restricted stock issued to Mr. Cochinwala under our Amended and Restated 2003 Stock Incentive Plan or any other NaviSite stock incentive plan would become exercisable and vested in full on the date of termination. However, the shares of restricted stock granted to Mr. Cochinwala pursuant to the 2009 Annual Restricted Stock Grant are not subject to any separation or change of control agreement NaviSite currently has in place with Mr. Cochinwala and will not accelerate in accordance with the provisions of any such separation or change of control agreement.

On October 6, 2008, Mr. Cochinwala resigned from NaviSite and he was not entitled to receive any severance benefits under his Separation Agreement with NaviSite.

Monique Cormier

On April 6, 2006, we entered into a Separation Agreement with Ms. Cormier. The Separation Agreement provides that if her employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Ms. Cormier for good reason (as defined) following a change of control (as defined), then we shall be obligated to (i) pay Ms. Cormier as severance her annual base salary in effect on the date of termination for a period of six months, (ii) pay a lump sum bonus payment equal to her target bonus for the current fiscal year pro rated to the date of termination, (iii) pay any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Ms. Cormier in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Ms. Cormier for COBRA payments for health and welfare benefits continuation if she elects COBRA coverage for a period of six months. Ms. Cormier will not be entitled to the foregoing benefits if an equivalent benefit is received by her from another employer during the six month period following her termination.

The Separation Agreement also provides that following a change of control (as defined) of NaviSite, all options and shares of restricted stock issued to Ms. Cormier under our Amended and Restated 2003 Stock Incentive Plan or any other NaviSite stock incentive plan will become exercisable and vested in full on the date of the change of control.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Ms. Cormier in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

On June 20, 2008, Ms. Cormier resigned from NaviSite and she was not entitled to receive any severance benefits under her Separation Agreement with NaviSite.

James Pluntze

On July 31, 2007, we entered into a new Separation Agreement with Mr. Pluntze, which supersedes the Separation Agreement between us and Mr. Pluntze dated April 3, 2006. The Separation Agreement provides that if Mr. Pluntze’s employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Mr. Pluntze for good reason (as defined) following a change in control, then we shall be obligated to (i) pay to Mr. Pluntze as severance his annual base salary in effect on the date of termination for a period of six months, (ii) pay a lump sum bonus payment to Mr. Pluntze equal to his target bonus for the current fiscal year pro rated to the date of termination, (iii) pay to Mr. Pluntze any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Mr. Pluntze in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Mr. Pluntze for COBRA payments for health and welfare benefits continuation if Mr. Pluntze elects COBRA coverage for a period of six months. Mr. Pluntze will not be entitled to the foregoing benefits if an equivalent benefit is received by Mr. Pluntze from another employer during the six month period following his termination.

The Separation Agreement also provides that upon a change in control (as defined) all options and shares of restricted stock granted or issued to Mr. Pluntze under our Amended and Restated 2003 Stock Incentive Plan or any other stock incentive plan of NaviSite shall become exercisable and vested in full on the date of the change in control. However, the shares of restricted stock granted to Mr. Pluntze pursuant to the 2009 Annual Restricted Stock Grant are not subject to any separation or change in control agreement NaviSite currently has in place with Mr. Pluntze and will not accelerate in accordance with the provisions of any such separation or change in control agreement.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Mr. Pluntze in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

The following table summarizes payments that NaviSite would be required to make to each executive officer under the separation agreements in the case of (1) termination of the executive without cause and (2) termination related to a change in control of NaviSite. For the purposes of this table, we have assumed that each event occurred on July 31, 2008, the last business day of our last completed fiscal year.

	Payments for Termination		Payments for Termination upon
	Without Cause		Change in Control
	($)		($)
		Health		Accelerated	Health
Name	Severance(1)	Benefits(2)	Severance(1)	Vesting(3)	Benefits(2)

Arthur P. Becker	$437,500	$7,268	$437,500	$541,918	$7,268
James W. Pluntze	$228,420	$7,916	$228,420	$350,649	$7,916
Mark Clayman	$262,500	$648	$262,500	$82,763	$648

(1)	Severance is for six (6) months of base pay and fiscal year 2008 target bonus.

(2)	Health Benefits are payments of premiums for COBRA for six (6) months following termination.

(3)	Cost to accelerate vesting of options and restricted stock is the amount of stock compensation which would be recorded under SFAS 123R.

The following table summarizes compensation paid to our non-employee directors during fiscal 2008.

DIRECTOR COMPENSATION FOR FISCAL 2008

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)

James Dennedy	78,000	54,935	20,045(3)	152,980
Thomas R. Evans	70,500	54,935	20,045(4)	145,480
Andrew Ruhan	51,000	54,935	20,045(5)	125,980
Larry Schwartz	89,500	54,935	20,045(6)	164,480

(1)	Amounts reflect compensation cost recorded in the fiscal 2008 consolidated financial statements for each named individual. As of July 31, 2008 outstanding stock awards were 15,750 restricted shares for each director granted under our Amended and Restated Director Compensation Plan. The grant date fair value of restricted stock awards made to all directors in fiscal 2008 was $5.50 per share as computed in accordance with SFAS 123R. Please refer to footnote 2(n) in NaviSite’s consolidated financial statements filed on Form 10-K for the year ended July 31, 2008 for a discussion of the assumptions used in computing the grant date fair value of stock based compensation awards. These amounts reflect NaviSite’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals. 9,184 shares granted to each director have vested.

(2)	Reflects the fiscal 2008 expense for stock option awards granted to the director in prior years. Amounts reflect the compensation cost recorded in the fiscal 2008 consolidated financial statements for each named individual and includes grants made in previous years for which compensation expense is required to be recognized in accordance with SFAS 123R. The expense has been calculated based on the grant date fair value of the respective awards using a Black-Scholes option pricing model. Please refer to footnote 2(n) in our consolidated financial statements filed on Form 10-K for the fiscal year ended July 31, 2008. These amounts reflect NaviSite’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.

(3)	Represents 115,000 options outstanding of which all are exercisable.

(4)	Represents 95,000 options outstanding of which all are exercisable.

(5)	Represents 80,000 options outstanding of which all are exercisable.

(6)	Represents 115,000 options outstanding of which all are exercisable.

On August 10, 2007, based upon the recommendation of the GNC Committee, the Board of Directors adopted the NaviSite, Inc. Amended and Restated Director Compensation Plan (the “Plan”). The Plan provides that each independent director and the Chairman of the Board shall be paid an annual fee of $36,000. In addition, the Plan provides that the chairman of the GNC Committee and the chairman of the Audit Committee shall each receive an additional annual fee of $15,000. Each member of the GNC Committee and the Audit Committee (other than the chair of each such committee) shall receive an additional annual fee of $7,500, and the Chairman of the Board shall receive an additional annual fee of $15,000. All annual fees shall be payable in quarterly installments. The Plan also provides that upon initial election to the Board, each independent director and the Chairman of the Board shall receive an initial grant of 31,500 shares of restricted Common Stock. The shares subject to the initial grant shall vest monthly over a period of thirty-six months. Upon re-election to the Board, each independent director and the Chairman of the Board shall receive a grant of 15,750 shares of restricted Common Stock. The members of the Audit Committee and the GNC Committee, and the Committee Chairs, will not receive any additional shares of restricted Common Stock as a result of their membership on such committees or position as a chair of such committee. The shares of restricted Common Stock subject to the annual grant shall vest monthly over a period of twelve months. Upon a change in control of NaviSite, the shares subject to the initial grant and the annual grant shall become fully vested.

During the 2008 fiscal year, Mr. Becker was not paid for his service on the Board of Directors. In accordance with the Plan, upon re-election to the Board of Directors, each of Messrs. Ruhan (Chairman), Evans, Dennedy and Schwartz received a grant of 15,750 shares of restricted Common Stock on December 12, 2007. The shares of restricted stock vest monthly over a period of twelve months. In addition, under the Plan, we paid Mr. Dennedy $58,500 for his service as an independent director, Chairman of the Audit Committee and as a member of the GNC Committee; Mr. Evans $51,000 for his service as an independent director, a member of the Audit Committee and a member of the GNC Committee; Mr. Schwartz $58,500 as an independent director, Chairman of the GNC Committee and member of the Audit Committee; and Mr. Ruhan $51,000 as Chairman of the Board. Messrs. Schwartz, Dennedy and Evans also served on a special committee in fiscal 2008 in which they evaluated possible transactions for NaviSite. Mr. Schwartz received $31,000 as Chairman of this committee and Messrs. Dennedy and Evans each received $19,500 for their service on this committee in fiscal 2008.

Apart from the arrangements discussed above, we do not pay any cash compensation to members of our Board of Directors for their services as members of the Board of Directors, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Directors who are also NaviSite officers or employees are eligible to participate in the Amended and Restated 2003 Stock Incentive Plan.

Each member of the Board of Directors has entered into an indemnification agreement with us pursuant to which they will be indemnified by us, subject to certain limitations, for any liabilities incurred by them in connection with their role as directors of NaviSite.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

The members of the GNC Committee are Messrs. Dennedy, Evans and Schwartz, all of whom are independent directors. No member of the GNC Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of NaviSite or another entity.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NaviSite’s annual financial statements for fiscal years ended July 31, 2007 and 2008, and fees billed for other services rendered by KPMG LLP.

	2007	2008

Audit Fees(1)	$577,672	$987,179
Audit-Related Fees(2)	68,750	12,500

Audit and Audit-Related Fees	646,422	999,679
Tax Fees(3)	65,000	70,000
All Other Fees(4)	7,100	—

Total Fees	$718,522	$1,069,679

(1)	Audit fees consisted principally of fees for the audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and quarterly reviews of the consolidated financial statements. The audit fee for both fiscal years also includes fees for the review of, and consents included within, NaviSite’s registration statements and other SEC filings.

(2)	Audit-related fees consisted principally of fees for accounting consultation on proposed transactions and a SAS 70 report (special purpose report on the internal controls of service organizations).

(3)	Tax fees consisted principally of fees for tax compliance, tax planning and tax advice.

(4)	All other fees consisted of fees for consultation on employment tax matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2008 and fiscal 2007, all services rendered by KPMG LLP to NaviSite were pre-approved by the Audit Committee.

Audit Committee Financial Expert

The Board of Directors has determined that James Dennedy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Dennedy is independent as defined in applicable Nasdaq listing standards.

Audit Committee

The Audit Committee of the Board of Directors has reviewed and discussed NaviSite’s audited financial statements for fiscal year 2008 with NaviSite’s management. The Audit Committee has discussed with KPMG LLP, NaviSite’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards Nos. 61, 89 and 90, as amended. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee also considered whether KPMG LLP’s provision of non-audit services to NaviSite is compatible with maintaining KPMG LLP’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NaviSite’s Annual Report on Form 10-K for fiscal year 2008.

AUDIT COMMITTEE

James Dennedy, Chairman
Larry Schwartz
Thomas R. Evans

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of NaviSite’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Certain Relationships and Related Transactions

The Audit Committee of our Board of Directors has the following unwritten policies and procedures for the review and approval of related-party transactions. Under the policy, related-party transactions are defined as all transactions with related persons that are required to be reported under Item 404(a) of Regulation S-K, and “related person” generally means (i) any director or executive officer of NaviSite, (ii) any nominee for director, (iii) any immediate family member of a director or executive officer of NaviSite, or of any nominee for director, (iv) any security holder of NaviSite covered by Item 403(a) of Regulation S-K, and (v) any immediate family member of any such security holder of NaviSite covered by Item 403(a) of Regulation S-K.

The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. In the course of reviewing the related-party transaction, the Audit Committee considers whether (i) the transaction is fair and reasonable to NaviSite, (ii) under all of the circumstances the transaction is in, or not inconsistent with, NaviSite’s best interests, and (iii) the transaction will be on terms no less favorable to NaviSite than it could have obtained in an arms’ length transaction with an unrelated third party. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

When a related-party transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to NaviSite.

ClearBlue Technologies (UK) Limited and Global Marine Systems

Beginning April 1, 2004, we entered into an outsourcing agreement with ClearBlue Technologies (UK) Limited (“ClearBlue”) whereby, NaviSite provides certain management services as well as manage the day-to-day operations as required by ClearBlue’s customers’ contracts. NaviSite charges ClearBlue a monthly fee of £4,700, plus 20% of gross profit (gross profit is revenue collected from ClearBlue customers, less the monthly fee), but in the event such calculation is less than $0, 100% of the gross profit shall remain with ClearBlue. In addition, NaviSite provides hosting services for Global Marine Systems. During the fiscal year ended July 31, 2008, NaviSite charged ClearBlue approximately $251,000 under these arrangements. ClearBlue and Global Marine Systems are controlled by NaviSite’s Chairman of the Board of Directors.

Vera Wang

In fiscal years 2008, 2007 and 2006, we performed professional services and hosting services for Vera Wang whose Chief Executive Officer is the spouse of our Chief Executive Officer. For the fiscal year ended July 31, 2008, revenue generated from Vera Wang was approximately $121,000.

Sentrum III Limited and Sentrum Services Limited

On February 4, 2008, our subsidiary NaviSite Europe Limited, with NaviSite as guarantor, entered into a Lease Agreement (the “Lease”) for approximately 10,000 square feet of data center space located in Watford, Hertfordshire, England (the Data Center”), with Sentrum III Limited. The Lease has a ten year term. NaviSite Europe Limited and NaviSite are also parties to a Services Agreement with Sentrum Services Limited for the provision of services within the data center. During fiscal year 2008, NaviSite paid $1.7 million under these arrangements. The Chairman of our Board of Directors has a financial interest in each of Sentrum III Limited and Sentrum Services Limited.

Sentrum IV Limited

In November 2007, our subsidiary NaviSite Europe Limited, with NaviSite as guarantor, entered into a lease option agreement for data center space in Woking, Surrey, England with Sentrum IV Limited. As part of this agreement NaviSite made a fully refundable deposit of $5 million in order to secure the right to lease the space upon the completion of the building construction. In July 2008, the final lease agreement was completed for approximately 11,000 square feet of data center space. Subsequent to July 31, 2008 the deposit was returned to NaviSite. The Chairman of our Board of Directors has a financial interest in Sentrum IV Limited.

The Audit Committee of our Board of Directors approved or ratified each of the transactions mentioned above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires NaviSite’s directors, executive officers and persons who own more than 10% of a registered class of NaviSite’s equity securities (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely upon review of copies of such reports, or other written representations from Reporting Persons, NaviSite believes that, during the fiscal year ended July 31, 2008, all Reporting Persons complied with all applicable requirements of Section 16(a) of the Exchange Act, except that each of Messrs. Dennedy, Evans, Ruhan and Schwartz filed a Form 4 one day late, reporting their annual grant of restricted stock. There are no known failures to file a required Form 3, Form 4 or Form 5.

Annual Report on Form 10-K

Concurrently with this Proxy Statement, NaviSite is sending a copy of its 2008 Annual Report on Form 10-K without exhibits to all of its stockholders of record as of October 20, 2008. The 2008 Annual Report contains NaviSite’s audited consolidated financial statements for the fiscal year ended July 31, 2008.

A copy of NaviSite’s Annual Report on Form 10-K (with all exhibits) for the fiscal year ended July 31, 2008 filed with the SEC may be accessed from the SEC’s website (www.sec.gov) or may be obtained without charge upon written request to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attention: Investor Relations.

Other Matters

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

An adjournment of the Annual Meeting may be made from time to time by the chairman of the Annual Meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the Annual Meeting. However, no proxies voted against Proposal No. 2 will be voted in favor of adjournment of the Annual Meeting for the purpose of soliciting additional proxies with respect to such proposal.

Stockholder Proposals

Proposals of stockholders intended to be presented in NaviSite’s proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), must be received by NaviSite no later than July 22, 2009 in order to be included in NaviSite’s proxy statement and form of proxy relating to that meeting.

Under NaviSite’s By-Laws, proposals of stockholders intended to be submitted for a formal vote at NaviSite’s 2009 Annual Meeting of Stockholders (other than proposals intended to be included in NaviSite’s proxy statement and form of proxy in accordance with Rule 14a-8) may be made only by a stockholder of record who has given notice of the proposal to the Secretary of NaviSite at its principal executive offices no earlier than September 22, 2009 and no later than October 7, 2009.

By order of the Board of Directors,

Thomas B. Rosedale
Secretary

November 19, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — A vote FOR the director nominees and FOR Proposal 2 is recommended by the Board of Directors.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Andrew Ruhan	☐	☐	02 - Arthur P. Becker	☐	☐	03 - James Dennedy	☐	☐

	04 - Larry Schwartz	☐	☐	05 - Thomas R. Evans	☐	☐

		For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as independent registered public accounting firm for the fiscal year ending July 31, 2009.	☐	☐	☐	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Stockholder:
     Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of NaviSite that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage-paid envelope.
     Thank you in advance for your prompt consideration of these matters.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NAVISITE, INC.

400 MINUTEMAN ROAD
ANDOVER, MA 01810
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Arthur P. Becker and James W. Pluntze, and each of them singly, with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of common stock or preferred stock, as applicable, of NaviSite, Inc. (“NaviSite”) held of record by the undersigned on October 20, 2008 at the Annual Meeting of Stockholders to be held on December 11, 2008 and any adjournments thereof. None of the following proposals are conditioned upon the approval of any other proposal.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.